Exhibit 99.1

MariMed Reports Record Fourth Quarter and Full Year 2020 Financial Results and
Provides Full Year 2021 Guidance

Achieves Record Results Driven by Continued Consolidation of Cannabis Operations

Core Cannabis Revenue Increased 292% in Q4 2020 ($20.4m) and 207% in FY 2020 ($50.9 m)

Reports Q4 2020 EBITDA of $7.7 Million and $16.3 Million for FY 2020

Secures Long Term Capital Partner – Company Generating Positive Operating Cash Flow

Provides Full Year 2021 Revenue Guidance of $100 million and EBITDA of $30 million

NORWOOD, Mass., March 23, 2021 - MariMed, Inc. (OTCQX:MRMD) (the “Company” or “MariMed”), a leading multi-state cannabis operator focused on health and wellness, today reported financial and operating results for the three and twelve-month periods ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights

●	Core Cannabis revenues increased 292% to $20.4 million compared to $5.2 million in Q4 2019.
●	Gross profit on core cannabis revenues was $13.4 million in Q4 2020, an increase of 377% compared to $2.8 million in Q4 2019.
●	Q4 EBITDA improved to $7.7 million, an increase of $23.7 million from an EBITDA Loss of $16.0 million in Q4 2019.
●	The quarterly improvements in 2020 reflect the successful consolidation of Massachusetts and Illinois cannabis business units as well as strong revenue growth in all MariMed managed state licensed businesses.

Full Year 2020 Financial Highlights

●	Core Cannabis revenues increased 207% to $50.9 million compared to $16.6 million in FY 2019.
●	Gross profit on core cannabis revenues was $33.1 million an increase of 216% compared to $10.5 million in FY 2019.
●	EBITDA improved to $16.3 million in FY 2020, an increase of $33.6 million from an EBITDA Loss of $17.3 million in FY 2019.
●	The Company significantly improved its liquidity and capital resources during 2020 through the restructuring of terms of certain of its notes payable, reducing the total amount outstanding and related interest expense. As a result, on December 31, 2020, the Company had negative working capital of $2.2 million, a significant improvement from negative working capital of $29.3 million at December 31, 2019.
●	For the year ended December 31, 2020, the Company’s operating activities provided positive cash flow of approximately $3.4 million, compared to approximately $24.1 million of negative cash flow attributable to operating activities in FY 2019.
●	Subsequent to year end, MariMed completed the Hadron financing (described below), which resulted in the repayment of all the Company’s short and long-term debt other than mortgage-backed bank loans and a convertible note, and significantly improved the Company’s liquidity and capital resources.

Full Year 2020 Operational Highlights

●	Opened a 3rd adult-use dispensary in Mt. Vernon, Illinois, with a 4th under development in Metropolis, Illinois. The Company’s Anna and Harrisburg Illinois medical cannabis dispensaries commenced adult-use cannabis sales in January 1, 2020.
●	Opened an adult-use dispensary in Middleborough, Massachusetts in September 2020 with two additional dispensaries under development in Massachusetts.

●	Ramped up a 70,000 square foot cultivation and production manufacturing facility in New Bedford, Massachusetts to full production by mid 2020, now producing over 1,000 pounds of high-quality flower per month.
●	Under MariMed’s leadership, the Company managed cannabis licensed businesses in Delaware, Maryland, and Nevada continued to perform very well. Cultivation capacity was added to the facility in Wilmington, Delaware in addition to a new manufacturing facility being developed in Milford, Delaware. Cultivation capacity was also expanded at the Company’s Clarks County, Nevada facility. In Maryland, the Company continues to work to upgrade and expand cultivation capacity as well as to complete a GMP certified kitchen in the Hagerstown, Maryland facility.
●	MariMed’s proprietary brands of cannabis products, including award-winning Betty’s Eddies ® edibles and Nature’s Heritage™ branded flower and concentrates continued to perform well in the Massachusetts and Maryland wholesale markets which collectively have grown to almost 200 retail dispensaries.
●	Betty’s Eddies has been licensed for distribution in Nevada, Rhode Island, Puerto Rico, and Maine, with licensing negotiations ongoing in several of top cannabis state markets across the country.
●	Launched MariMed’s Kalm Fusion ® and Bourne Baked Goods brands along with partner brands, Tropizen Pique, a popular Caribbean infused hot sauce, and Tikun Olam™, the world-renowned cannabis genetics from Israel, into the wholesale Massachusetts marketplace.
●	Met the challenge of the Covid 19 pandemic by implementing protocols and procedures to ensure the safety of our staff and customers, including comprehensive programs for pre-ordering, curbside pickups, and home deliveries.

Hadron Financing

On March 2, 2021, the Company announced it had closed a $46 million financing agreement with Hadron Healthcare Master Fund (“Hadron”). The initial $23 million received at closing was used to repay substantially all the Company’s long-term debt, other than mortgage-backed loans and a convertible note, as well as to upgrade and expand MariMed’s owned and managed cannabis facilities. The remainder of the funds will be available to the Company to complete its consolidation of other state cannabis businesses and execute on its strategic plan.

Management Commentary

“This was an exceptional year for MariMed as we accomplished several important milestones while making significant progress executing on our strategic growth plan. In 2020, we achieved record revenue and saw improvements in profitability resulting from the inclusion of consolidated revenues from our Massachusetts and Illinois businesses. Revenue and profitability also benefitted from the continued success of our Branded Products which remain top sellers in their respective state markets.” said Bob Fireman, CEO of MariMed. “With the Hadron financing, we have strengthened our balance sheet and secured the necessary capital to further execute on our consolidation strategy and position ourselves for accelerated growth in the industry. We have improved our liquidity and capital resources and are profitable and tracking to continued revenue growth from the established businesses we have in place. We intend to continue to implement our strategic plan to acquire and consolidate the businesses we organically built into our public company and are poised to become one of the leading fully integrated and profitable multi-state operators in the cannabis industry.”

Q4 and FY 2020 Financial Summary

(in $ thousands)

	Q4 2020	Q4 2019	Change	FY 2020	FY 2019	Change

Core Cannabis Business Revenue	20,357	5,193	292%	50,895	16,575	207%

Gross profit	13,420	2,813	377%	33,126	10,497	377%

% of Revenues	66%	54%		65%	63%

Total Operating Expenses[1]	3,580	21,425		16,794	31,203

% of Revenues	18%	413%		33%	188%

EBITDA[1]	7.733	-15,994		16,333	-17,312

(1) 2019 numbers exclude the impact from the one-time hemp seed sales.

Results of Year-End 2020 Operations

Core Cannabis Business revenues increased 207% to $50.9 million in 2020 compared with $16.6 million in 2019, primarily due to the full year consolidation of Illinois and the results from Massachusetts which commenced operations in December 2019. The Company’s revenues also benefited from the robust adult-use markets in both of those states as well as the growth of our managed cannabis businesses in other states.

Operating Expenses for 2020 totalled $16.8 million, representing 33% of total revenues, compared with $31.2 million or 188% of total revenues in 2019. The 2019 comparative numbers exclude the impact from the one-time hemp seed sales. The 2019 results include one-time write downs in certain non-performing investments relating to the core cannabis business totalling $18.1 million. Excluding these one-time write downs, the Operating Expenses increased in 2020 due primarily to the consolidation of the Illinois and Massachusetts operations.

EBITDA grew to $16.3 million 2020, compared to an EBITDA loss of $17.3 million in 2019, an improvement of $33.6 million. The profitability improvements in 2020 resulted primarily from the consolidation of the Company’s operations in Illinois and Massachusetts.

Net income for 2020 was $2.4 million compared to a net loss of $81.9 million in 2019. Excluding the net impact from the one-time hemp seed sales in 2019, the 2019 net loss was $30.8 million. The profit improvement results primarily from the consolidation of the Company’s operations in Illinois and Massachusetts.

Cash and cash equivalents, including restricted cash, were $3.0 million as of December 31, 2020, compared to $738,000 as of December 31, 2019. Subsequent to quarter end, the Company further improved liquidity and strengthened the balance sheet with the completion of the $46 million financing arrangement with Hadron.

For further information, please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2020, available at www.SEC.gov.

2021 Outlook and Guidance

Over the last year we have solidified our foundation and anticipate accelerated growth in 2021 driven by adding additional dispensaries and continued focus on consolidating key assets under management as well as facility expansion in Delaware and Maryland. In addition, we will expand the licensing of our branded products into other states.

In Massachusetts, we plan to identify and open two new dispensaries servicing both the medical and adult-use markets and a fourth dispensary in Illinois servicing the adult-use market. Growth will also result from having a full year of production from our New Bedford, Massachusetts facility. Additionally, the Company is reviewing plans to double the size of the New Bedford facility through expansion into the 65,000 square foot adjacent company owned property, as well as further technology upgrades and expansion of extraction labs and production kitchens.

In Delaware, we are expanding cultivation and processing facilities.to meet the strong demand in that state.

In Maryland, we will focus on cultivation and processing expansion and are currently receiving bids for the buildout of a dispensary facility in Anne Arundel County, Maryland, which we intend to open during 2021.

In the branded products market, we will grow license fee revenue through the expansion of our branded flower and popular infused-product brands into the Company’s owned and managed facilities and with strategic partners into additional markets.

With these expected positive catalysts, MariMed is initiating full year 2021 revenue guidance of $100 million and EBITDA guidance of $30 million.

Conference Call

MariMed will host a conference call tomorrow, March 24, 2021, to discuss these results. Bob Fireman, Chief Executive Officer, and Jon Levine, Chief Financial Officer will host the call starting at 8:30 a.m. Eastern time. A question-and-answer session will follow management’s presentation.

DATE:	Wednesday, March 24th, 2021

TIME:	8:30 a.m. Eastern Time

WEBCAST:	Click to Access

DIAL-IN NUMBER:	1 (888) 664-6383

CONFERENCE ID:	72887802

REPLAY:	(416) 764-8677 or (888) 390-0541 Encore Replay Code: 887802 # Available until 12:00 midnight Eastern Time Wednesday, April 7th, 2021

About MariMed

MariMed Inc., a multi-state cannabis operator, is dedicated to improving the health and wellness of people using cannabinoids and cannabis products. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units, keeping it at the forefront of cannabis science and innovation. Proprietary formulations created by the Company’s technicians are embedded in its industry-leading products and brands, including Betty’s Eddies ®, Nature’s Heritage™, Bourne Baking Co., and Kalm Fusion ®. For additional information, visit marimedinc.com.

Important Caution Regarding Forward-Looking Statements:

This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events, including estimates and projections of revenues and EBITDA and about its business based on certain assumptions of its management, including those described in this release. These statements are not guaranteeing of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company’s services and products, changes in the law and its enforcement, and changes in the economic environment. Additional risk factors are included in the Company’s public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “hoped,” “anticipated,” “believed,” “planned, “estimated,” “preparing,” “potential,” “expected,” “looks” or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

All trademarks and service marks are the property of their respective owners.

Company Contact – MRMD

Jon Levine, CFO

MariMed Inc.

Investor Relations

Rob Kelly

Mattio Communications

ir@mattio.com

Media Relations

Patrick Martin

Mattio Communications

marimed@mattio.com